Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Trustees and Shareholders

CitiFunds Institutional Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

March 1, 2007